Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to use in this Registration Statement of our report dated May 31, 2007 (February 12, 2008, as to the effects of the restatement discussed in Note 16), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the accompanying consolidated financial statements, relating to the consolidated financial statements and related financial statement schedule of IDS Group, Inc. and subsidiaries appearing in the Prospectus, and to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Minneapolis, MN
February 12, 2008